CONSENT OF INDEPENDENT ACCOUNTANTS

  To the Trustees of Scudder Municipal Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 29 to the Registration Statement of Scudder Tax Free Trust on Form N-1A, of our reports dated December 17, 1997 and February 9, 1998 on our audits of the financial statements and financial highlights of Scudder Limited Term Tax Free Fund and Scudder Medium Term Tax Free Fund, respectively, which reports are included in the Annual Reports to Shareholders for the year ended October 31, 1997 and December 31, 1997, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."

Boston, Massachusetts                                   COOPERS & LYBRAND L.L.P.
February 27, 1998